CHC HELICOPTER NAMES ENERGY EXECUTIVE AS CFO SUCCESSOR AS PART OF PLANNED TRANSITION

May 4, 2015 – Vancouver, British Columbia, Canada – CHC Helicopter, the operating company of CHC Group (NYSE: HELI), announced today that Lee Eckert will be succeeding Joan Hooper as Chief Financial Officer effective July 16, 2015. Mr. Eckert was most recently CFO of the $13 billion in sales U.S. division of National Grid Plc., an international energy company listed on the London Stock Exchange and with ADRs trading on the New York Stock Exchange.

The appointment of Mr. Eckert as CFO-designate, effective May 11, 2015, ensures ample time for the transition of responsibilities. Ms. Hooper will continue in her present role until the announcement of CHC’s fiscal-2015 fourth quarter results in July. The company’s fiscal year end is April 30.

Prior to National Grid, Mr. Eckert held senior finance and operating leadership positions at MeadWestvaco Corp. and Electronic Data Systems (EDS). He started his business career at GE where he spent 15 years working in a variety of management positions across several business units. Mr. Eckert also served as a member of GE’s Corporate Audit Staff. An alumnus of Indiana University, he is Six Sigma “green belt” certified and a graduate of GE’s Financial Management Program.

“We are very pleased to have Lee joining our executive team,” said Karl Fessenden, CHC’s Chief Executive Officer.  “Lee is a talented CFO with outstanding experience in leading corporate and financial strategy. His track record demonstrates an ability to help create value and growth.”

Since joining CHC in October 2011, Ms. Hooper has overseen an upgrading and streamlining of the finance organization and processes, as well as led approximately $1 billion of equity investments in CHC along with more than $2 billion of debt and lease financings.

"Joan has been an important member of the CHC leadership team and instrumental in helping to guide CHC during a period of significant change at our company and in our industry” said Mr. Fessenden. “I want to thank Joan for her many contributions.”

ABOUT CHC
CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One segment. The company operates more than 230 aircraft in about 30 countries around the world.

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Contact Information

INVESTORS	MEDIA
Laura Campbell	Liam Fitzgerald
Director, Investor Relations	Communications Advisor
+1.604.232.7316	+1.778.999.2923
Laura.Campbell@chc.ca	Liam.Fitzgerald@chc.ca